First Busey Announces the Closing of $100 Million Offering Under the Capital Purchase Program

March 6, 2009

Urbana, IL

First Busey Corporation (NASDAQ: BUSE) today announced it closed on the sale of $100.0 million of preferred stock to the U.S. Department of the Treasury under the Capital Purchase Program. The Company issued the Treasury 100,000 shares of preferred stock, and a warrant to purchase up to 1,147,666 shares of the Company’s common stock at an exercise price of $13.07 per share.

The preferred stock pays cumulative dividends at a rate of 5 percent per year for the first five years and 9 percent per year thereafter. Under the terms of the offering, the Company is allowed to repay the obligation at any time subject to consultation with its primary regulator. Repayment of the full amount of the Designated Preferred Stock issuance by December 31, 2009 with the proceeds from the sale of Tier 1 qualifying preferred or common stock for cash would result in a 50% reduction in the number of warrants outstanding.

“The decision to accept the Treasury’s capital was not taken lightly. We loaned a significant amount within our markets during 2008 and we expect we will continue to experience loan growth in 2009. As previously announced, we had planned a capital offering for the fall of 2008 to support anticipated loan growth as well to mitigate the effects of the asset quality issues brought on by the current economic environment. Once the Treasury’s Capital Purchase Program was announced, it became difficult and expensive to raise traditional capital. The Capital Purchase Program meets our need to raise capital, in a less expensive manner than other alternatives. We believe the current restrictions that are a part of the Treasury’s program are manageable for our organization and shareholders and that the benefits of the capital outweigh the restrictions. We remain committed to the markets we serve and are excited to continue to provide lending and other resources during this difficult economic climate. Our goal is to pay off the Treasury’s capital as soon as reasonably practical while maintaining the capital strength of our balance sheet and provide for continued success for the Company, shareholders and the markets we serve.” – Van Dukeman, President and Chief Executive Officer

Contact:

Barbara J. Harrington, CFO

217-365-4516